                                                EXHIBIT 99.2



                    Contact:  William E. Keslar
                              Don H. Herring
                              (412) 433-6870



FOR IMMEDIATE RELEASE

           USX ANNOUNCES FOURTH QUARTER AND FULL YEAR
               U. S. STEEL GROUP FINANCIAL RESULTS

     PITTSBURGH, January 21, 1994 -- Boosted by strong market demand and excellent production performance, USX Corporation today reported fourth quarter 1993 net income for its U. S. Steel Group (NYSE:X) of $124 million, or $1.67 per share. Fourth quarter 1993 net income included the favorable effect of the reversal of certain litigation accruals and the realization of income resulting from the collection of a subordinated note related to the 1988 sale of Transtar, Inc. This was partially offset by restructuring charges relating to coal facilities, current period costs related to the adoption of Statement of Financial Accounting Standards (SFAS) No. 112 -- Employers' Accounting for Postemployment Benefits, certain charges recorded by equity affiliates, certain charges related to prior periods and several 1993 tax provision adjustments. The estimated favorable aftertax effect of these items totaled $83 million. The U. S. Steel Group's net loss for the fourth quarter of 1992 was $225 million, or $3.80 per share, which included an estimated $166 million for the aftertax effect of certain legal, environmental and other contingency accruals, provisions for loan losses, restructuring charges, market value provisions for foreclosed real estate assets and certain other charges related to prior periods.

        Sales totaled $1.5 billion in the fourth quarter of 1993, up 28% from the fourth quarter of 1992.
        Operating income for the fourth quarter of 1993 was $137 million, compared with a restated operating loss of $288 million in fourth quarter of 1992. Fourth quarter 1993 operating income included the favorable effects of the reversal of $109 million of accruals relating to the Bessemer and Lake Erie Railroad (B&LE) litigation and Energy Buyers litigation partially offset by restructuring charges of $42 million relating to the planned shutdown of the Maple Creek
Mine in southwestern Pennsylvania, the $6 million current period effect of adopting SFAS No. 112 and aggregate pre-tax charges of approximately $14 million for a number of items including utility charges and property tax assessments related to prior periods, and certain contingency accruals. Operating income for the fourth quarter of 1992 included charges totaling $264 million for certain legal, environmental and other contingent liabilities, provisions for loan losses related to USX Credit, completion of the 1992 restructuring plan related to steel facilities, market value provisions for foreclosed real estate assets and certain charges related to prior periods.
        USX Board Chairman Charles A. Corry said, "Fourth quarter 1993 results for our U. S. Steel Group benefited from the combination of a strengthening steel market and strong steel production performance throughout our flat rolled operations."
        Other income for the fourth quarter of 1993 included a pretax benefit of $70 million from the realization of income resulting from the collection of a subordinated note related to the 1988 sale of Transtar, Inc. and certain charges totaling $7 million recorded by equity affiliates. Fourth quarter 1993 net interest and other financial income reflected a $31 million pretax benefit from the reversal of interest accruals related to litigation and $37 million of interest income on the Transtar note.
        U. S. Steel's fourth quarter 1993 shipments were 2.7 million net tons, up 18% over the 2.3 million-ton shipment level in the fourth quarter of 1992. Shipments in 1993 were 10 million tons, up from the 8.9 million tons shipped in the previous year.
        The fourth quarter 1993 results reflected improved production performance over the previous year at virtually all
U. S. Steel plants, with several significant production records established.
        The Mon Valley Works continuous caster continued its excellent start-up in the fourth quarter, producing 674,000 tons. In August, the facility achieved a milestone by producing two million tons of slabs in its initial year of operation.
        Record production levels were also achieved during the quarter at U. S. Steel's Gary, Indiana, Works and at the Fairfield, Alabama, Works. Gary's continuous caster complex established new annual casting records, producing 6.6 million tons for all of 1993.
        Gary Works' hot strip mill rolled 1.4 million tons in the fourth quarter, helping that facility set a new annual tonnage record of 5.4 million tons. Gary's five-stand cold reduction mill also established a record in 1993 with 2.4 million tons processed.
        Fairfield's continuous slab and bloom casting facilities broke their previous production record in 1993 by casting a total of 2.2 million tons.

        "Our employees and facilities responded in excellent fashion to the strong market demand in the fourth quarter with high levels of production and excellent quality and shipment performance," Corry said. "Financial results for the quarter also reflect the success of ongoing efforts to reduce operating costs."
        Corry continued, "The market outlook is solid, with order book levels high through the first quarter. U. S. Steel forecasts 1994 domestic industry shipments of 89 million to 90 million tons, up from estimated 1993 shipments of 88 million tons. Flat-rolled markets key to U. S. Steel's commercial strategies remain strong -- most notably automotive. Construction, appliance and tin mill markets also remain strong."
        Corry noted, "The strong domestic market, coupled with ongoing soft market conditions in Europe and Japan, raise potential concerns about rising steel imports. Although there are no indications of a major surge, steel imports into the U.S. have been on the rise for several months." Corry concluded, "It remains important for the industry and the U.S. Government to be on watch for a new glut of unfairly traded imports."
        For the year 1993, the U. S. Steel Group recorded a loss before the cumulative effect of changes in accounting principles of $169 million, or $2.96 per share, which included a $325 million net unfavorable effect from charges for the B&LE litigation. This compares with a 1992 net loss before the cumulative effect of changes in accounting principles of $271 million, or $4.92 per share. Sales were $5.6 billion in 1993 compared with $4.9 billion in 1992. The net loss for the year 1993 totaled $238 million, or $4.04 per share, which included the $69 million unfavorable effect of adopting SFAS No. 112 -- Employers' Accounting for Postemployment Benefits. The cumulative effect of adopting the standard was reported as a change in accounting principle and reflected as a restatement of the U. S. Steel Group's previously reported first quarter 1993 net income. The net loss for 1992 was $1.606 billion, or $28.85 per share, which included the $1.335 billion combined unfavorable cumulative noncash effects of adopting SFAS No. 106 and SFAS No. 109.
        For the year 1993, the U. S. Steel Group reported an operating loss of $149 million, compared with a restated 1992 operating loss of $241 million. The operating loss in the 1993 period included $364 million for the net unfavorable effects of the B&LE and Energy Buyers litigations, restructuring charges, current period costs related to the adoption of SFAS No. 112, certain litigation and environmental charges and the favorable effect of the utilization of insurance reserves to pay certain employee insurance benefits. Operating income in 1992 included charges totaling $273 million for certain legal, environmental and other contingent liabilities, provisions for loan losses related to USX Credit, restructuring charges and market value provisions for foreclosed real estate assets.

                         * * * * * * * *

        Supplemental statistics and condensed financial statements for the U. S. Steel Group and condensed consolidated financial statements for USX Corporation are attached.

                        U. S. STEEL GROUP OF USX CORPORATION
                   CONDENSED STATEMENT OF OPERATIONS (Unaudited)

                                                     Fourth Quarter       Year
                                                         Ended            Ended
                                                       December 31     December 31
(In Millions Except Per Share Data)                   1993    1992*    1993    1992*
- -------------------------------------------------------------------------------------
SALES................................................ $1,548  $1,214  $5,612  $ 4,919
Total operating costs................................ (1,411) (1,502) (5,761)  (5,160)
                                                      ------  ------  ------  -------
Operating income (loss)..............................    137    (288)   (149)    (241)
Other income.........................................     77       2     210        5
Net interest and other financial income (costs)......     35     (40)   (271)    (158)
                                                      ------  ------  ------  -------
TOTAL INCOME (LOSS) BEFORE INCOME TAXES
    AND CUMULATIVE EFFECT OF CHANGES IN
    ACCOUNTING PRINCIPLES............................    249    (326)   (210)    (394)
Less provision (credit) for estimated
    U.S. and foreign income taxes....................    125    (101)    (41)    (123)
                                                      ------  ------  ------  -------
TOTAL INCOME (LOSS) BEFORE CUMULATIVE
    EFFECT OF CHANGES IN ACCOUNTING
    PRINCIPLES.......................................    124    (225)   (169)    (271)
Cumulative effect of changes in
    accounting principles............................      -       -     (69)  (1,335)
                                                      ------  ------  ------  -------
NET INCOME (LOSS)....................................    124    (225)   (238)  (1,606)
Dividends on preferred stock.........................     (5)     (1)    (21)      (3)
                                                      ------  ------  ------  -------
NET INCOME (LOSS) APPLICABLE TO STEEL
    STOCK............................................   $119   $(226)  $(259) $(1,609)
                                                      ======  ======  ======  =======
Per common share data:
    Weighted average shares, in thousands:
        - Primary.................................... 70,311  59,551  64,370   55,764
        - Fully diluted.............................. 81,233  59,551  64,370   55,764

    Primary:
        Total income (loss) before cumulative effect
          of changes in accounting principles........  $1.67  $(3.80) $(2.96)  $(4.92)
        Cumulative effect of changes in
          accounting principles......................      -       -   (1.08)  (23.93)
        Net income (loss)............................   1.67   (3.80)  (4.04)  (28.85)

        Fully diluted:
        Total income (loss) before cumulative effect
          of changes in accounting principles........  $1.53  $(3.80) $(2.96)  $(4.92)
        Cumulative effect of changes in
          accounting principles......................      -       -   (1.08)  (23.93)
        Net income (loss)............................   1.53   (3.80)  (4.04)  (28.85)

        Dividends paid...............................    .25     .25    1.00     1.00

* Certain reclassifications of data have been made to conform to 1993 classifications.

The following notes are an integral part of these financial statements.

                        U. S. STEEL GROUP OF USX CORPORATION
                         CONDENSED BALANCE SHEET (Unaudited)

                         December 31                             December 31
(In Millions)            1993    1992                            1993    1992
- -------------------------------------------------------------------------------
ASSETS                                 LIABILITIES AND
Cash and cash                            STOCKHOLDERS' EQUITY
   equivalents........ $   79  $  22   Current liabilities..... $1,621   $1,263
Receivables - net.....    596    447   Long-term debt..........  1,540    2,132
Inventories...........    629    644   Other liabilities.......  2,785    2,609
Other current assets..    271    208
                        -----  -----                             -----    -----
  Total current assets  1,575  1,321     Total liabilities       5,946    6,004

Property, plant and                     Preferred stock........     32       25
 equipment - net......  2,653  2,809    Common stockholders'
Other assets..........  2,335  2,121      equity...............    585      222
                        -----  -----                             -----    -----
  Total............... $6,563 $6,251     Total................. $6,563   $6,251
                        =====  =====                             =====    =====

Revised January 25, 1994 to reflect minor reclassifications.

The following notes are an integral part of these financial statements.

                      U. S. STEEL GROUP OF USX CORPORATION
                SELECTED NOTES TO CONDENSED FINANCIAL STATEMENTS


The condensed financial statements of the U. S. Steel Group include the results of operations and financial position for all businesses of USX other than the businesses, assets and liabilities included in the Marathon Group or the Delhi Group, and a portion of the corporate assets, liabilities and related transactions that are not separately identified with ongoing operating units of USX. These condensed financial statements should be read in connection with the condensed consolidated financial statements of USX.

USX adopted a new accounting standard in the fourth quarter of 1993, which resulted in restatement of the first nine months of 1993. Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," requires employers to recognize the obligation to provide postemployment benefits on an accrual basis if certain conditions are met. The cumulative effect of adopting this standard is reported as a change in accounting principle effective January1,1993, and decreased 19 93 net income of the U. S. Steel Group by $69 million. The increase to 1993 operating costs as a result of adopting this standard was $21 million.

In 1992, USX adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"
(SFAS No.106), and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). The cumulative effect of these changes in accounting principles decreased first quarter 1992 net income of the
U. S. Steel Group by $1.159 billion, net of $678 million income tax effect, for SFAS No. 106 and $176 million for SFAS No. 109.

Pretax loss in 1993 included a $506 million charge ($127 million credit in the fourth quarter) related to an adverse decision in the Lower Lake Erie Ore Antitrust Litigation against a former USX subsidiary, the Bessemer & Lake Erie Railroad (B&LE). Charges of $342 million were included in operating costs ($96 million credit in the fourth quarter) and $164 million included in net interest and other financial costs ($31 million credit in the fourth quarter). The effect on 1993 net loss was $325 million unfa vorable ($5.04 per share) for 1993.

Operating income in the fourth quarter of 1993 included a restructuring charge of $42 million for the planned permanent closure of a Pennsylvania coal mine. In the fourth quarter of 1992, operating income included a $10 million restructuring charge.

Other income in 1993 included a pretax gain of $216 million from disposal of assets ($77 million in the fourth quarter), primarily related to the sale of Cumberland Coal Mine, an investment in an insurance company and the fourth quarter gain from the realization of proceeds from a subordinated note related to the 1988 sale of Transtar, Inc. The collection of the Transtar note also resulted in $37 million of interest income.

The provision for estimated U.S. and foreign income taxes for interim periods is based on tax rates and amounts which recognize management's best estimate of current and deferred tax assets and liabilities in accordance with USX's tax allocation policy. The 1993 U.S. income tax provision included a $15 million favorable effect associated with an increase in the federal income tax rate from 34% to 35%, reflecting remeasurement of deferred income tax assets as of January 1, 1993. Adjustments to the fourth q uarter 1993 tax provision relate primarily to prior years' Internal Revenue Service examinations and the establishment of valuation allowances for certain tax credits which USX is not expected to be able to fully utilize.

                      U. S. STEEL GROUP OF USX CORPORATION
                SELECTED NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (Continued)


In 1993, USX sold 10,000,000 shares of USX-U. S. Steel Group Common Stock to the public for net proceeds of $350 million, which have been reflected in their entirety in the financial statements of the U. S. Steel Group.

In 1993, USX also sold 6,900,000 shares of 6.50% Cumulative Convertible Preferred Stock (stated value of $1.00 per share; liquidation preference of $50 per share) to the public for net proceeds of $336 million which have been reflected in their entirety in the financial statements of the U. S. Steel Group. The Convertible Preferred Stock is convertible at any time into shares of Steel Stock at a conversion price of $46.125 per share of Steel Stock.


January 21, 1994

                          U. S. STEEL GROUP OF USX CORPORATION
                            SUPPLEMENTAL STATISTICS
                               ($'s in Millions)

                                   Fourth Quarter        Year
                                       Ended             Ended
                                    December 31       December 31
                                   ---------------   --------------
                                     1993   1992      1993   1992
                                   -------  ------   ------  ------
SALES(A)

 Steel and Related Businesses (B)   $1,489  $1,210   $5,422  $4,752
 Other Businesses (C)                   59       4      190     167
                                    ------  ------   ------  ------
Total U. S. Steel Group             $1,548  $1,214   $5,612  $4,919
                                    ======  ======   ======  ======

OPERATING INCOME (LOSS) (A)

 Steel and Related Businesses (B)   $   48  $ (115)  $  123    (140)
 Other Businesses (C)                  (11)    (64)     (29)    (96)
 Administrative (D)                     46     (99)     141       5
 Special Items: B&LE Litigation         96       -     (342)      -
                Restructuring          (42)    (10)     (42)    (10)
                                     -----   ------   ------  -----
Total U. S. Steel Group             $  137  $ (288)  $ (149) $ (241)
                                    ======  ======   ======  ======

CAPITAL SPENDING

Total U. S. Steel Group             $   62  $   56   $  198  $  298

Steel Joint Ventures                $   10  $   19   $   29  $   60

OPERATING STATISTICS

 Public & Affil. Shipments (E)       2,685   2,283    9,969   8,854
 Raw SteelProduction (E)             2,926   2,495   11,334  10,435
 Raw SteelCapability Utilization      98.0%   83.7%    95.6%   85.9%

(A) Sales and operating income (loss) for 1992 were reclassified to conform to 1993 classifications.

(B) Includes the production and sale of steel products, coke and taconite pellets; domestic coal mining; the management of mineral resources; and engineering and consulting services and technology licensing.

(C) Includes real estate; fencing products; leasing and financing activities; and titanium metal products.

(D) Includes pension credits, other postretirement benefit costs and certain other expenses principally attributable to former business units of the U. S. Steel Group as well as the portion of USX corporate general and administrative costs allocated to the
    U. S. Steel Group.

(E) Thousands of net tons


                    USX CORPORATION AND SUBSIDIARY COMPANIES
           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

                                                       Fourth Quarter                        Year
                                                           Ended                            Ended
                                                        December 31                       December 31
(In Millions Except Per Share Data)                 1993           1992*             1993            1992*
- -----------------------------------------------------------------------------------------------------------
SALES...................................           $4,604          $4,575          $18,064          $17,813
Total operating costs...................           (4,576)         (4,960)         (18,008)         (17,743)
                                                   -------         -------         --------         --------
Operating income (loss).................               28            (385)              56              70
Other income (loss).....................              102              (2)             257              (2)
Net interest and other
 financial costs........................              (40)           (116)            (552)           (257)
                                                   -------         -------         --------         --------
TOTAL INCOME (LOSS) BEFORE INCOME TAXES
 AND CUMULATIVE EFFECT OF CHANGES IN
 ACCOUNTING PRINCIPLES..................               90            (503)            (239)           (189)
Less provision (credit) for estimated
 income taxes
   - United States......................              (12)           (171)            (156)            (64)
   - Foreign............................               65              11               84              35
                                                   -------         -------         --------         --------
TOTAL INCOME (LOSS) BEFORE CUMULATIVE
 EFFECT OF CHANGES IN ACCOUNTING
 PRINCIPLES.............................               37            (343)            (167)           (160)
Cumulative effect of changes in
 accounting principles..................                -               -              (92)         (1,666)
                                                   -------         -------         --------         --------
NET INCOME (LOSS).......................               37            (343)            (259)         (1,826)
Dividends on preferred stock                           (7)             (2)             (27)             (9)
                                                   -------         -------         --------         --------
NET INCOME (LOSS) APPLICABLE TO COMMON
 STOCKS.................................           $   30          $ (345)         $  (286)         $(1,835)
                                                   ======          ======          =======          =======




CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
                                   December                                                      December
(In Millions)                   1993      1992                                               1993            1992
- ------------------------------------------------------------------------------------------------------------------
ASSETS                                                    LIABILITIES AND
Cash and cash                                             STOCKHOLDERS' EQUITY
 equivalents..............   $   268  $    57            Current liabilities...........   $ 3,334         $ 3,470
Receivables - net.........       932      924            Long-term debt................     5,888           5,968
Inventories...............     1,626    1,930            Other liabilities.............     4,234           4,105
Other current assets......       354      189
                               -----    -----                                              ------          ------
  Total Assets............     3,180    3,100              Total liabilities...........    13,456          13,543

Property, plant and                                      Preferred stock...............       112             105
 equipment - net..........    11,603   11,759            Common stockholders'
Other assets..............     2,537    2,393             equity.......................     3,752           3,604
                               -----    -----                                              ------          ------
  Total...................   $17,320  $17,252              Total.......................   $17,320         $17,252
                             =======  =======                                             =======         =======

* Certain reclassifications of data have been made to conform to 1993 classifications.

The following common share data and notes are an integral part of these financial statements.


                    USX CORPORATION AND SUBSIDIARY COMPANIES
                         COMMON SHARE DATA (Unaudited)

                                                       Fourth Quarter      Year
                                                           Ended          Ended
                                                        December 31     December 31
(In Millions Except Per Share Data)                    1993    1992    1993    1992
- -----------------------------------------------------------------------------------
Common share data - Marathon Stock
      Total income (loss) before cumulative effect
        of changes in accounting principles
        applicable to Marathon Stock................. $ (90)  $(121)  $ (12)  $   103
        --Per share - primary and fully diluted......  (.31)   (.42)   (.04)      .37
      Cumulative effect of changes in accounting
        principles...................................     -       -     (23)     (331)
        --Per share - primary and fully diluted......     -       -    (.08)    (1.17)
      Net income (loss) applicable to Marathon
        Stock........................................   (90)   (121)    (35)    (228)
        --Per share - primary and fully diluted......  (.31)   (.42)   (.12)    (.80)

      Dividends paid per share.......................   .17     .17     .68     1.22

Common share data - Steel Stock
      Total income (loss) before cumulative effect
        of changes in accounting principles
        applicable to Steel Stock.................... $ 119  $ (226)  $(190)  $ (274)
        --Per share - primary........................  1.67   (3.80)  (2.96)   (4.92)
                    - fully diluted..................  1.53   (3.80)  (2.96)   (4.92)
      Cumulative effect of changes in accounting
        principles...................................     -      -      (69)  (1,335)
        --Per share - primary........................     -      -    (1.08)  (23.93)
        - fully diluted..............................     -      -    (1.08)  (23.93)
      Net income (loss) applicable to Steel
        Stock........................................   119   (226)   (259)   (1,609)
        --Per share - primary........................  1.67  (3.80)  (4.04)   (28.85)
                    - fully diluted..................  1.53  (3.80)  (4.04)   (28.85)

      Dividends paid per share.......................   .25    .25    1.00      1.00

Common share data - Delhi Stock
      Net income applicable to outstanding Delhi
        Stock........................................ $ 1.4  $ 2.0   $ 7.8
        --Per share - primary and fully diluted .....   .15    .22     .86

      Dividends paid per share.......................   .05    .05     .20

The following notes are an integral part of these financial statements.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
         SELECTED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The financial information for the Marathon Group, the U. S. Steel Group and the Delhi Group, taken together, includes all accounts which comprise the corresponding consolidated financial information for USX.

USX adopted two new accounting standards in the fourth quarter of 1993 which resulted in restatement of the first nine months of 1993. Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," requires employers to recognize the obligation to provide postemployment benefits on an accrual basis if certain conditions are met. The cumulative effect of adopting this standard is reported as a change in accounting principle effective January 1, 1993, and decreased net income by $86 million, net of $50 million income tax effect. The increase to 1993 operating costs as a result of adopting this standard was $23 million.

The second accounting standard, Emerging Issues Task Force (EITF) Consensus No.93-14, "Accounting for Multiple-Year Retrospectively Rated Insurance Contracts," requires accrual of retrospective premium adjustments when the insured has an obligation to pay cash to the insurer that would not have been required absent experience under the contract. The cumulative effect of this change in accounting principle determined as of January 1, 1993, decreased net income by $6 million, net of $3 million income tax effect.

In 1992, USX adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"
(SFAS No.106), and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). The cumulative effect of these changes in accounting principles decreased first quarter 1992 net income by $1.306 billion, net of $764 million income tax effect, for SFAS No. 106 and $360 million for SFAS No.109.

Pretax income (loss) in 1993 included a $506 million charge ($127 million credit in the fourth quarter) related to an adverse decision in the Lower Lake Erie Iron Ore Antitrust Litigation against a former USX subsidiary, the Bessemer & Lake Erie Railroad. Charges of $342 million were included in operating costs ($96 million credit in the fourth quarter) and $164 million included in net interest and other financial costs ($31 million credit in the fourth quarter). The effect on 1993 net income (loss) was $ 325 million unfavorable ($5.04 per share of Steel Stock) for 1993.

Changes in the inventory market valuation reserve resulted in a $241 million charge against operating income in 1993 ($187 million charge in the fourth quarter) and a $62 million credit to operating income in 1992 ($98 million charge in the fourth quarter).

Operating income in the fourth quarter of 1993 included a restructuring charge of $42 million for the planned permanent closure of a Pennsylvania coal mine. In 1992, operating income included restructuring charges of $125 million ($10 million in the fourth quarter).

Pretax income (loss) in 1992 included the settlement of a production tax refund claim for the years 1982 through 1985. The refund resulted in credits to operating income of $119 million and interest income of $177 million in the second quarter of 1992.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
         SELECTED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)


Other income in 1993 included pretax gains of $253 million from disposal of assets ($102 million in the fourth quarter), primarily related to the sale of the Cumberland Coal Mine, an investment in an insurance company and the fourth quarter gain from the realization of proceeds from a subordinated note related to the 1988 sale of Transtar, Inc. The collection of the Transtar note also resulted in $37 million of interest income. Other income in 1992 included a $19 million charge for impairment of a 25% interest in a natural gas transmission partnership.

The provision for estimated U.S. and foreign income taxes for interim periods is based on tax rates and amounts which recognize management's best estimate of current and deferred tax assets and liabilities. The 1993 U.S. income tax provision included a credit of $64 million related to recognition of additional future U.S. income tax benefits for deferred foreign income taxes. This favorable adjustment results from USX's ability to elect to credit, rather than deduct, foreign income taxes for U.S. federal income tax purposes in future periods. The U.S. income tax provision for 1993 also included a $29 million charge associated with an increase in the federal income tax rate from 34% to 35%, reflecting remeasurement of deferred income tax liabilities as of January 1, 1993. Adjustments to the fourth quarter 1993 tax provision relate primarily to prior years' Internal Revenue Service examinations and the establishment of valuation allowances for certain tax credits which USX is not expected to be able to fully utilize.

In 1993, USX sold 10,000,000 shares of Steel Stock to the public for net proceeds of $350 million.

In 1993, USX also sold 6,900,000 shares of 6.50% Cumulative Convertible Preferred Stock (stated value of $1.00 per share; initial liquidation preference of $50 per share) to the public for net proceeds of $336 million. The Convertible Preferred Stock is convertible at any time into shares of Steel Stock at a conversion price of $46.125 per share of Steel Stock.

On October 2, 1992, USX sold the initial 9,000,000 shares of Delhi Stock to the public. Net income and dividends per share applicable to outstanding Delhi Stock are presented for the periods subsequent to October 2, 1992.

The numbers of shares used in the computation of earnings per share were as follows:

                                                      (In Thousands)
                                       ---------------------------------------------
                                       Fourth Quarter Ended         Year Ended
                                             December 31            December 31
                                       ---------------------     -------------------
                                          1993        1992       1993        1992
                                          ----        ----       ----        ----
Marathon Stock - primary..........      286,582     286,276     286,594     283,494
               - fully diluted....      286,582     286,276     286,594     283,495

Steel Stock - primary.............       70,311      59,551      64,370      55,764
            - fully diluted.......       81,233      59,551      64,370      55,764

Delhi Stock - primary and fully
              diluted.............        9,155       9,001       9,067


January 21, 1994